SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  -------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 30, 1997
                                                          --------------


                               I.C.H. CORPORATION
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      1-7697                     43-6069928
--------------------------------------------------------------------------------
(State or other jurisdiction of    (Commission                (I.R.S. Employer
       incorporation)               File Number)             Identification No.)




    9404 Genesee Avenue, LaJolla, CA                             92037
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:          (619) 587-8533
                                                             ---------------

Item 5.    Other Events.
           -------------

         On April 30, 1997, I.C.H. Corporation (the "Company") completed its previously announced agreement of February 7, 1997 to acquire all of the outstanding capital stock of Sybra, Inc., a Michigan corporation ("Sybra"). The acquisition of Sybra was previously reported in the Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1997, filed by the Company on May 15, 1997. Set forth below are the historical and pro forma financial statements of Businesses Acquired (Section 210.3-05 and Section
     210.11 of Regulation S-X) as required by Item 7 of Form 8-K.

                                  SYBRA, INC.

                              FINANCIAL STATEMENTS

                                      with

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


                               DECEMBER 28, 1996

                                  SYBRA, INC.

                         Index of Financial Statements

                               December 28, 1996


                                                                            Page
                                                                            ----

Report of Independent Public Accountants                                    F-2

Financial Statements


  Balance Sheets                                                            F-3

  Statement of Income                                                       F-4

  Statements of Cash Flows                                              F-5/F-6

  Statements of Stockholder's Equity                                        F-7

  Notes to Financial Statements                                         F-8/F-16

                    [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]



                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholder and Board of Directors of Sybra, Inc.:

     We have audited the accompanying balance sheets of Sybra, Inc. as of December 30, 1995 and December 28, 1996, and the related statements of income, stockholder's equity and cash flows for each of the three fiscal years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sybra, Inc. as of December 30, 1995 and December 28, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.





                                                /s/ COOPERS & LYBRAND, L.L.P.

Atlanta, Georgia
January 31, 1997, except as to the information presented in Note 10, for which the date is February 12, 1997.

                                  SYBRA, INC.
                                 BALANCE SHEETS

                     (In thousands, except per share data)



                                                                  Dec. 30,            Dec. 28,
                                                                    1995                1996
                                                                  --------            --------
                             ASSETS
Current assets:
    Cash                                                          $ 1,108              $ 2,294
    Inventories                                                     1,483                1,499
    Prepaid expenses and other                                        995                  954
    Deferred income taxes                                             878                1,225
                                                                  -------              -------
           Total current assets                                     4,464                5,972
                                                                  -------              -------

Other assets:
   Franchise fees                                                   5,605                4,872
   Equity in operating leases                                       6,667                5,980
   Goodwill                                                         5,162                4,996
   Other                                                              202                  199
                                                                  -------              -------
           Total other assets                                      17,636               16,047
                                                                  -------              -------
Property, equipment and capitalized leases                         78,035               81,822
Less accumulated depreciation and amortization                     25,762               28,240
                                                                  -------              -------
           Net property, equipment and capitalized leases          52,273               53,582
                                                                  -------              -------
                                                                  $74,373              $75,601
                                                                  =======              =======


            LIABILITIES AND STOCKHOLDER'S EQUITY


Current liabilities:
   Current maturities of Long-term debt and capital lease
     obligations                                                  $   839              $   897
   Accounts payable and accrued liabilities                        10,242               12,977
   Payable to affiliates                                              495                  553
                                                                  -------              -------
           Total current liabilities                               11,576               14,427
                                                                  -------              -------
Noncurrent liabilities:
   Long-term debt and capital lease obligations                    21,313                4,728
   Loan payable to Valcor                                           9,000               20,000
   Deferred income taxes                                              312                   14
   Other                                                            1,192                1,290
                                                                  -------              -------
           Total noncurrent liabilities                            31,817               26,032
                                                                  -------              -------

Stockholder's equity:
   Common stock, $.50 par value; 200 shares authorized;
     55 shares issued and outstanding                                  28                   28
   Additional paid-in capital                                      21,398               21,398
   Retained earnings                                                9,554               13,716
                                                                  -------              -------
           Total stockholder's equity                              30,980               35,142
                                                                  -------              -------

                                                                  $74,373              $75,601
                                                                  =======              =======

Commitments and contingencies (Note 9)


                 See accompanying notes to financial statements.

                                   SYBRA, INC.
                              STATEMENTS OF INCOME

                                 (In thousands)




                                                          Fiscal years ended
                                                 -------------------------------------
                                                 Dec. 31,       Dec. 30,      Dec. 28,
                                                   1994           1995          1996
                                                 --------       -------       --------
Revenues and other income:
   Restaurant sales                              $115,493       $115,370      $115,973
   Other                                              158            161           151
                                                 --------       --------      --------

                                                  115,651        115,531       116,124
                                                 --------       --------      --------

Costs and expenses:
   Cost of sales                                   31,360         30,957        31,082
   Restaurant expenses                             61,461         63,457        62,784
   Depreciation and amortization                    5,935          6,041         5,973
   Estimated restaurant closing expenses            1,400            900         1,200
   General and administrative                       6,586          6,643         6,179
   Interest                                         1,909          2,605         2,346
                                                 --------       --------      --------
                                                  108,651        110,603       109,564
                                                 --------       --------      --------

           Income before income taxes               7,000          4,928         6,560

Provision for income taxes                          2,650          1,913         2,398
                                                 --------       --------      --------
           Net income                            $  4,350       $  3,015      $  4,162
                                                 ========       ========      ========




                 See accompanying notes to financial statements.

                                   SYBRA, INC.
                              STATEMENTS OF CASH FLOWS

                                 (In thousands)




                                                          Fiscal years ended
                                                 -------------------------------------
                                                 Dec. 31,       Dec. 30,      Dec. 28,
                                                   1994           1995          1996
                                                 --------       -------       --------
Cash flows from operating activities:
   Net income                                    $  4,350       $  3,015      $ 4,162
   Reconciliation of net income to net
     cash provided by operating activities:
       Depreciation and amortization                5,935          6,041        5,973
       Deferred income taxes                       (1,076)          (239)        (645)
       Provision for estimated restaurant
         closing expenses                           1,400            900        1,200
       Other, net                                    (160)           103         (135)
                                                 --------       --------      -------
                                                   10,449          9,820       10,555
   Change in assets and liabilities:
     Inventories                                     (101)            37          (16)
     Payable to affiliates                           (742)           290           64
     Accounts payable and accrued
       liabilities                                    872         (1,109)       2,761
     Other, net                                      (276)          (588)        (462)
                                                 --------       --------      -------

     Net cash provided by operating
       activities                                  10,202         (8,450)      12,902
                                                 --------       --------      -------
Cash flows from investing activities:
     Capital expenditures                         (10,839)       (11,976)      (6,095)
     Other, net                                       268            190          (94)
                                                 --------       --------      -------
     Net cash used by investing activities        (10,571)       (11,786)      (6,189)




                 See accompanying notes to financial statements.

                                   SYBRA, INC.

                                 (In thousands)




                                                          Fiscal years ended
                                                 -------------------------------------
                                                 Dec. 31,       Dec. 30,      Dec. 28,
                                                   1994           1995          1996
                                                 --------       -------       --------
Cash flows from financing activities:
   Long-term debt and capital
     lease obligations:
       Additions                                 $ 37,203       $ 43,677      $ 28,758
       Principal payments                         (45,943)       (33,346)      (45,285)
   Loan from Valcor:
       Additions                                  16,500              -         11,000
       Principal payments                         (2,500)        (7,000)             -
   Dividends                                      (5,000)             -              -
                                                 -------        -------       --------
       Net cash provided (used) by financing
         activities                                  260          3,331         (5,527)
                                                 -------        -------       --------
   Net change in cash during the year               (109)            (5)         1,186
   Balance at beginning of year                    1,222          1,113          1,108
                                                 -------        -------       --------
            Balance at end of year               $ 1,113        $ 1,108       $  2,294
                                                 =======        =======       ========
Supplemental disclosures--cash paid for:
   Interest                                      $ 1,927        $ 2,578       $  2,368
   Income taxes                                    3,898          1,846          3,235







                 See accompanying notes to financial statements.

                                   SYBRA, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (In thousands)




                                                       Additional                   Total
                                             Common     paid-in     Retained     stockholder's
                                             stock      capital     earnings        equity
                                             ------    ---------    --------     ------------
Balance at December 25, 1993                 $  28      $21,398     $ 7,189        $28,615
Net income                                       -            -       4,350          4,350
Cash dividends                                   -            -      (5,000)        (5,000)
                                             -----      -------     -------        -------
Balance at December 31, 1994                    28       21,398       6,539         27,965
Net income                                       -            -       3,015          3,015
                                             -----      -------     -------        -------

Balance at December 30, 1995                    28       21,398       9,554         30,980
Net income                                       -            -       4,162          4,162
                                             -----      -------     -------        -------
Balance at December 28, 1996                 $  28      $21,398     $13,716        $35,142
                                             =====      =======     =======        =======






                 See accompanying notes to financial statements.

                                   SYBRA, INC.
                         NOTES TO FINANCIAL STATEMENTS


Note 1 - Organization:

     The Company operates a chain of fast food restaurants (150 at December 28, 1996) clustered in four regions, principally Texas, Michigan, Pennsylvania and Florida, as a franchisee of Arby's, Inc. The Company is a wholly-owned subsidiary of Valcor, Inc. which is in turn a wholly-owned subsidiary of Valhi, Inc. (NYSE:VHI).

     Contran Corporation holds, directly or through subsidiaries, approximately 91% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, Chairman of the Board of each of Contran, Valhi and Valcor, may be deemed to control each of such companies and the Company.

Note 2 - Summary of significant accounting policies:

     Fiscal year. The Company operates on a 52 or 53 week fiscal year. The fiscal years ended December 30, 1995 ("1995") and December 28, 1996 ("1996") each consisted of 52 weeks. The fiscal year ended December 31, 1994 ("1994") consisted of 53 weeks.

     Management estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may, in some instances, differ from previously estimated amounts.

     Restaurant sales. Sales are recorded at the time of the cash retail sale.

     Inventories and cost of sales. Inventories consist of food, beverages, supplies and promotional items and are stated at the lower of first-in, first-out cost or market.


     Property, equipment, capitalized leases, depreciation and amortization. Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful life of 20 to 33 years for buildings and three to 10 years for equipment. Leasehold improvements are amortized on the straight-line method over the lesser of the estimated useful life of the asset or the term of the lease.

     Assets held under capitalized leases are amortized on the straight-line method over the term of the lease. Capital lease obligations are recorded as liabilities and interest expense is recognized in proportion to the remaining lease obligation.

     Maintenance, repairs and minor improvements are expensed; major improvements are capitalized.

     Intangible assets and amortization. Franchise fees representing the cost to acquire restaurant franchises are stated net of accumulated amortization of $4,205,000 at December 30, 1995 and $4,557,000 at December 28, 1996.
Amortization of franchise fees is computed by the straight-line method over periods ranging from 10 to 20 years.

     Equity in operating leases represents the excess of fair value of rental rates over the base rental rates at the date of a purchase business combination and is stated net of accumulated amortization of $3,982,000 at December 30, 1995 and $4,520,000 at December 28, 1996. Amortization of equity in operating leases is computed by the straight-line method over the life of the respective leases, generally approximately 20 years.

     Goodwill, representing the excess of cost over fair value of the individual net assets acquired in purchase transactions, is stated net of accumulated amortization of $1,346,000 at December 30, 1995 and $1,512,000 at December 28, 1996. Amortization of goodwill is computed by the straight-line method over 40 years.

     Other intangibles, included in other noncurrent assets, are amortized by the straight-line method over the periods expected to be benefitted.

     Income taxes. Sybra, Valcor and Valhi are members of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). The policy for intercompany allocation of federal income taxes provides that subsidiaries included in the Contran Tax Group compute the provision for federal income taxes on a separate company basis. Subsidiaries of Valcor make payments to or receive payments from Valcor in the amounts they would have paid to or received from the Internal Revenue Service had they not been members of the Contran Tax Group. The separate company provisions and payments are computed using tax elections made by Contran.

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities.

     Other. Advertising costs, expensed as incurred, were $8.8 million in 1994, $9.2 million in 1995 and $9.4 million in 1996.

Note 3 - Property, equipment and capitalized leases:

                                                           Dec. 30,     Dec. 28,
                                                             1995         1996
                                                           --------     --------
                                                              (In thousands)

Property and equipment:
  Land                                                     $17,769      $17,830
  Buildings                                                 17,642       19,643
  Leasehold improvements                                    18,261       19,013
  Equipment                                                 16,308       18,711
  Construction in progress                                   1,838          660
                                                           -------      -------
                                                            71,818       75,857

  Less accumulated depreciation and amortization            21,443       23,586
                                                           -------      -------
                                                            50,375       52,271
                                                           -------      -------
Capitalized leases:
  Buildings                                                  1,941        1,988
  Equipment                                                  4,276        3,977
                                                           -------      -------
                                                             6,217        5,965

  Less accumulated amortization                              4,319        4,654
                                                           -------      -------
                                                             1,898        1,311
                                                           -------      -------
                                                           $52,273      $53,582
                                                           =======      =======

Note 4 - Accounts payable and accrued liabilities:

                                                           Dec. 30,     Dec. 28,
                                                             1995         1996
                                                           --------     --------
                                                              (In thousands)

Accounts payable                                           $ 3,778      $ 5,277
Accrued liabilities:
  Employee benefits                                          2,334        2,840
  Property and other taxes                                     843          947
  Other                                                      3,287        3,913
                                                           -------      -------
                                                           $10,242      $12,977
                                                           =======      =======

Note 5 - Long-term debt and capital lease obligations:

                                                           Dec. 30,     Dec. 28,
                                                             1995         1996
                                                           --------     --------
                                                              (In thousands)

Bank reducing revolving credit agreements                  $16,770      $ 1,081
Capital lease obligations                                    5,365        4,540
Other                                                           17            4
                                                           -------      -------

                                                            22,152        5,625
Less current maturities                                        839          897
                                                           -------      -------
                                                           $21,313      $ 4,728
                                                           =======      =======

     The Company has two unsecured revolving credit facilities aggregating $29 million which are due through July 1998, subject to renewal by the parties. The credit facilities provide for interest, at the Company's option, at a base rate or LIBOR plus 1.50%. At December 28, 1996, the weighted average interest rate on outstanding borrowings was approximately 6.9% (1995 - 7.5%) and amounts available for borrowing aggregated $27.9 million. Bank borrowings reprice with changes in market interest rates, and the book value of such indebtedness is deemed to approximate market value.

     The bank reducing revolving credit agreements contain covenants which require, among other things, the maintenance of net worth and cash flow ratios within specified levels, restrictions that limit the payment of dividends, and contain other provisions and restrictive covenants customary in lending transactions of these types.

     The aggregate maturities of long-term debt and future minimum payments under capital lease obligations at December 28, 1996 are shown in the table below.


                                                      Capital lease   Long-term
Years ended                                            obligations       debt
-----------                                           -------------   ----------
                                                            (In thousands)

   1997                                                 $ 1,418        $ 1,085
   1998                                                   1,375              -
   1999                                                     685              -
   2000                                                     554              -
   2001                                                     533              -
   2002 and thereafter                                    2,625              -
                                                        -------        -------
                                                          7,190        $ 1,085
                                                                       =======

   Less amount representing interest
     (ranging from 8.7% to 16.1%)                         2,650
                                                        -------
                                                        $ 4,540
                                                        =======

Note 6 - Income taxes:

                                                    1994       1995       1996
                                                   ------     -------    ------
                                                            (In thousands)

Income taxes currently payable:
   Federal                                         $3,304      $1,845    $2,928
   State                                              422         307       115
                                                   ------      ------    ------

                                                    3,726       2,152     3,043
Deferred income taxes                              (1,076)       (239)     (645)
                                                   ------      ------    ------
                                                   $2,650      $1,913    $2,398
                                                   ======      ======    ======

Expected tax expense, at the federal
  statutory rate of 35%                            $2,450      $1,725    $2,296
State income taxes, net                               218         192        39
Other, net                                            (18)         (4)       63
                                                   ------      ------    ------
                                                   $2,650      $1,913    $2,398
                                                   ======      ======    ======

  Components of the net deferred tax assets (liabilities):
                                                              Dec. 30,  Dec. 28,
                                                                1995      1996
                                                             --------   --------
                                                                 (In thousands)

  Temporary differences relating to:
    Property and equipment                                   $ 1,855    $ 1,823
    Capital lease assets and obligations, net                  1,283      1,194
    Intangible assets                                         (3,928)    (3,509)
    Accrued liabilities and other                              1,356      1,703
                                                             -------    -------
                                                             $   566    $ 1,211
                                                             =======    =======

   Current deferred tax assets                               $   878    $ 1,225
   Noncurrent deferred tax liabilities                          (312)       (14)
                                                             -------    -------
                                                             $   566    $ 1,211
                                                             =======    =======

Note 7 - Other items:

     Incentive compensation plan. The Company has an incentive compensation plan in which assistant managers, district managers, directors of operations, vice presidents, certain general office personnel and senior management participate. Incentive bonus expense was $821,000 in 1994, $502,000 in 1995, and $993,000 in
1996.

     Retirement income plan. The Company maintains a defined contribution 401(k) plan known as the Sybra, Inc. Retirement Income Plan (the "Retirement Plan"). The Retirement Plan permits eligible employees to defer a portion of their compensation (1% to 15%, up to certain maximum limitations established by law) through payroll deductions. The Company may, at its discretion, contribute to the Retirement Plan on behalf of participating employees based on a matching formula or other method. Expense related to matching contributions to the Retirement Plan was $307,000 in 1994, $299,000 in 1995, and $333,000 in 1996.

Note 8 - Related Party transactions:

     The Company may be deemed to be controlled by Harold C. Simmons. See Note
1. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Mr. Edward J. Hardin, who served as a director of the Company prior to April 1995, is a partner in the law firm of Rogers & Hardin, which serves as legal counsel to the Company. Rogers & Hardin has also provided and may in the future provide legal services to Valcor, Valhi, Contran and other entities that may be deemed to be controlled by Harold C. Simmons. Fees paid by the Company to Rogers & Hardin were less than $250,000 in each of the past three years.

     Amounts payable to affiliates are comprised of:

                                                              Dec. 30,  Dec. 28,
                                                                1995      1996
                                                             --------   --------
                                                                (In thousands)

    Current liabilities:
      Interest payable                                       $     -    $   225
      Income taxes                                               495        328
                                                             -------    -------
                                                             $   495    $   553
                                                             =======    =======
    Noncurrent liabilities - Loan payable to Valcor          $ 9,000    $20,000
                                                             =======    =======

     Loans are made between the Company and affiliates pursuant to term and demand notes primarily for cash management purposes. Such loans generally bear interest at rates comparable to rates available for credit agreements with unrelated parties. Related party interest expense was $769,000 in 1994, $809,000 in 1995, and $648,000 in 1996.

     The note agreement between the Company and Valcor contains covenants which require, among other things, the availability of funds pursuant to credit agreements and cash balances of at least the amount of the unpaid principal balance owed to Valcor. The loan from Valcor, due on demand, is classified as a noncurrent liability to the extent the Company has the ability to refinance such loan with borrowings under its long-term bank credit facilities.

     The indenture governing certain Valcor Senior Notes contains various restrictions and covenants which may, among other things, limit the Company's ability to incur indebtedness, make acquisitions or make investments in new businesses.

     Under the terms of an Intercorporate Services Agreement with Valhi, the Company receives certain management, financial and administrative services from Valhi on a fee basis. Fees pursuant to this agreement were $276,000 in 1994, $220,000 in 1995 and $240,000 in 1996. Charges from related parties for services provided in the ordinary course of business, principally charges for insuring property and other risks, aggregated $767,000 in 1994, $1,150,000 in 1995 and $985,000 in 1996.

     Certain employees of the Company have been awarded shares of restricted Valhi common stock and/or granted options to purchase Valhi common stock under the terms of Valhi's stock option plans. The Company will pay Valhi the aggregate difference between the option price and the market value of Valhi's common stock on the exercise date of such options. For financial reporting purposes, the Company accounts for the related expense (credit) of $110,000 in 1994, nil in 1995 and $15,000 in 1996 in a manner similar to accounting for stock appreciation rights. At December 28, 1996, employees of the Company held options to purchase 107,000 shares of Valhi common stock at prices ranging from $4.76 to $12.16 (85,000 shares at prices lower than the December 31, 1996 quoted market price of $6.375 per share).

     Restricted stock is forfeitable unless certain periods of employment are completed. The Company will pay Valhi the market value of the restricted shares on the dates the restrictions expire, and accrues the related expense over the restriction period. Expense related to restricted stock was $7,000 in 1994 and $1,000 in 1995. All of the outstanding restricted shares vested during 1995.

Note 9 - Commitments and contingencies:

     Legal proceedings. The Company is a party to routine legal proceedings incidental to its normal business activities. The Company believes the disposition of all such proceedings, individually or in the aggregate, should not have a material adverse effect on the Company's financial position, results of operations or liquidity.

     Operating leases. The Company leases offices, retail facilities and equipment under agreements expiring through 2009 with renewal options ranging from five to 30 years. Contingent rental payments on certain building leases are made based upon the percentage of gross sales of the individual units that exceed a predetermined level. The percentages of gross sales to be paid and related gross sales levels vary by unit.

     Net rent expense under operating leases:

                                              1994          1995           1996
                                            ------         ------         ------
                                                      (In thousands)

Minimum rentals                             $4,648         $4,615         $4,241
Contingent rentals                             491            429            437
                                            ------         ------         ------

                                             5,139          5,044          4,678
Less sublease rentals                          276            321            200
                                            ------         ------         ------

                                            $4,863         $4,723         $4,478
                                            ======         ======         ======


     At December 28, 1996, future minimum payments under noncancellable operating leases having an initial or remaining term in excess of one year were:

                                            Rental        Sublease
    Years ended                            Payments       rentals          Net
                                           --------       --------        ------
                                                      (In thousands)

      1997                                 $ 4,074         $  181         $3,893
      1998                                   3,381            124          3,257
      1999                                   2,984             77          2,907
      2000                                   2,615             53          2,562
      2001                                   2,239             53          2,186
      2002 and thereafter                    7,370            158          7,212
                                           -------         ------        -------

                                           $22,663         $ 646         $22,017
                                           =======         ======        =======


     Royalties. Royalty expense was $3.2 million in 1994, $3.3 million in 1995 and $3.4 million in 1996. Royalties are paid to the franchisor based upon a percentage of gross sales, as specified in the franchise agreement related to each individual store.

     Development agreements. Sybra has a Market Development Agreement ("MDA") with Arby's, Inc. which provides Sybra with exclusive development rights within certain counties in Pennsylvania. The MDA requires Sybra to open an aggregate of 25 stores in its existing regional markets during the period 1997 through 2001 (4 stores in 1997; 6 stores in 1998; 5 stores in 1999; 5 stores in 2000; and 5 stores in 2001), with at least 10 of the stores in the Pennsylvania region.

Note 10 - Subsequant events:

     Special dividend. A special dividend consisting of real property with a carrying value of approximately $850,000 was declared and paid as of January 31, 1997 to Valcor.

     Disposal of fast food operations. In February 1997 Valcor executed definitive agreements involving the sale of its fast food operations conducted by Sybra. The proposed sale would be accomplished in simultaneous transactions that would include the sale of certain restaurant properties owned by Sybra to one party for $45 million cash consideration, and Valcor's sale of 100% of the stock of Sybra to another party for approximately $39.7 million cash consideration, of which approximately $23.7 million would be used to repay Sybra bank indebtedness. These transactions are subject to, among other things, completion of customary due diligence procedures, the second purchaser obtaining necessary financing for the transaction and certain consents from third parties. If completed, the transactions are expected to close in the second quarter of 1997. There can be no assurance that any such transactions will be completed.

Note 11 - Quarterly results of operations (unaudited):

                                                     Quarter ended
                                        ----------------------------------------
                                         March      June       Sept.       Dec.
                                         -----      ----       -----       ----
                                                      (In thousands)

Year ended December 28, 1996:
   Restaurant sales                     $27,552    $29,311    $29,061    $30,049
   Cost of sales                          7,424      7,802      7,872      7,984
   Net income                               586      1,097        918      1,561

Year ended December 30, 1995:
   Restaurant sales                     $26,827    $28,755    $29,508    $30,280
   Cost of sales                          7,041      7,803      8,097      8,016
   Net income                               223        756        788      1,248

Year ended December 31, 1994:
   Restaurant sales                     $26,701    $27,625    $28,595    $32,572
   Cost of sales                          7,218      7,413      7,990      8,739
   Net income                               763      1,156        975      1,456

                               I.C.H. CORPORATION



                             Pro Forma Balance Sheet
                                 March 31, 1997

                        Pro Forma Statement of Operations
                      For the year ended December 28, 1996
                            For the three months ended
                                 March 31, 1996
                               and March 31, 1997

                               I.C.H. CORPORATION

                             Pro Forma Balance Sheet

                                 March 31, 1997
                                 (In thousands)

                                     ASSETS


                                                    Historical
                                                ICH          Sybra                Pro forma Adjustments
                                            Corporation       Inc.                Debit           Credit      Pro forma
                                            -----------      -------              -----           ------      ---------

Current assets:
      Cash                                   $   3,000       $ 1,532   (1a)    $ 86,736   (1a)   $(84,030)     $ 7,238
      Inventories                                              1,424                                             1,424
      Prepaid expenses and other                    45           883    (6)         175                          1,103
      Deferred income taxes/benefit                 54         1,084                       (8)       (127)       1,011
      Subsidiary held for sale                   5,000           -                         (3)     (5,000)         -
                                             ---------       -------           --------          --------      -------

            Total current assets                 8,099         4,923             86,911           (89,157)      10,776
                                             ---------       -------           --------          --------      -------


Other assets:
      Franchise rights, net                                    4,657   (10)      12,889   (10)     (3,367)      14,179
      Equity in operating leases, net                          5,762   (10)       5,797   (10)     (5,762)       5,797
      Goodwill, net                                            4,953   (10)       9,574   (10)     (4,953)       9,574
      Investment in Sybra                                               (4)       6,900   (10)     (6,900)         -
      Other                                        882           242   (10)       1,028

                                                                       (10)         419                          2,571
                                             ---------       -------           --------          --------      -------

             Total other assets                    882        15,614             36,607           (20,982)      32,121
                                             ---------       -------           --------          --------      -------



Property, equipment, capitalized leases          3,766        80,946    (6)      27,000    (6)    (38,143)
  and land held for future development                                  (6)       4,957   (10)    (28,769)      49,757
Less accumulated depreciation and
 amortization                                     -          (28,769)  (10)      28,769                           -
                                             ---------       -------           --------          --------      -------



             Net property, equipment and
              capitalized leases                 3,766        52,177             60,726           (66,912)      49,757
                                                ------      --------             ------           -------       ------

      Total assets                             $12,747       $72,714          $ 184,244         $(177,051)     $92,654
                                                ======        ======           ========           ========      ======





                   See notes to pro forma financial statements

                      LIABILITIES AND STOCKHOLDER'S EQUITY




                                                           Historical
                                                       ICH          Sybra                Pro forma Adjustments
                                                   Corporation       Inc.                Debit          Credit        Pro forma
                                                   -----------      -------              -----          ------        ---------
Current liabilities:
      Current maturities of long-term debt
          and capital lease obligations                         $   (893)                       (9)  $     (456)
                                                                                                (9)      (1,729)       $ (3,078)
      Accounts payable and accrued liabilities     $   (659)     (10,522)    (8)    $     480  (10)      (1,648)
                                                                             (8)          193  (10)        (419)
                                                                                                (8)        (493)       (13,068)
      Payable to affiliates                                         (493)    (8)          493                             -
                                                   --------     --------            ---------        ----------        -------


             Total current liabilities                 (659)     (11,908)               1,166            (4,745)       (16,146)
                                                   --------     --------            ---------        ----------        -------


Noncurrent liabilities:
      Long-term debt and capital lease
          obligations                                            (24,736)    (8)       23,772   (5)      (2,457)
                                                                             (9)        1,729   (6)     (27,000)
                                                                             (9)          456   (7)     (35,000)
                                                                                                                       (63,236)
      Deferred income taxes                                           36                        (8)        (353)          (317)
      Other                                                       (1,286)    (8)          314
                                                                            (10)       11,260   (6)     (11,260)          (972)
                                                   --------     --------            ---------        ----------        -------

             Total noncurrent liabilities             -          (25,986)              37,531           (76,070)       (64,525)
                                                   --------     --------            ---------        ----------        -------

             Total liabilities                         (659)     (37,894)              38,697           (80,815)       (80,671)
                                                   --------     --------            ---------        ----------        -------


Stockholder's equity:
      Common stock                                                   (28)    (10)          28   (2)         (28)           (28)

      Additional paid-in capital                    (12,190)     (21,398)    (1c)      21,531                          (12,057)

      Retained earnings (deficit)                       102      (13,394)    (1b)      53,865  (1b)     (40,471)           102
                                                   --------     --------            ---------        ----------         -------


             Total stockholder's equity             (12,088)     (34,820)              75,424           (40,499)       (11,983)
                                                   --------     --------            ---------        ----------        -------

                                                   $(12,747)    $(72,714)           $ 114,121        $ (121,314)       (92,654)
                                                   ========     ========            =========        ==========        =======









                   See notes to pro forma financial statements

                               I.C.H. CORPORATION

                        Pro Forma Statement of Operations

                      For the Year Ended December 28, 1996

                      (In thousands, except per share data)


                                               Historical               Pro forma Adjustments
                                               Sybra, Inc.         Debit            Credit      Pro forma
                                               -----------         -----            ------      ---------
Revenues and other income:
      Restaurant sales                          $115,973                                        $115,973
      Other                                          151                    (E)    $   308           459
                                                --------                           -------      --------

                                                 116,124                               308       116,432
                                                --------                           -------      --------

Costs and expenses:
      Cost of sales                               31,082                                          31,082
      Restaurant expenses                         62,784     (A) $ 1,796                          64,580
      Depreciation and amortization                5,973     (A)   1,350    (B)      1,114
                                                             (B)     795                           7,004
      Estimated restaurant closing expenses        1,200                                           1,200
      General and administrative                   6,179                    (D)        321         5,858
      Interest                                     2,346     (A)   2,477    (C)      1,732
                                                             (C)   3,674                           6,765
                                                --------     ---   -----           -------      --------

                                                 109,564          10,092             3,167       116,489
                                                --------          ------           -------      --------
         Income (loss) before income taxes         6,560         (10,092)            3,475           (57)

Income tax (provision) benefit                   ( 2,398)                   (F)                       21
                                               ---------                                         -------

      Net income (loss)                         $  4,162                                         $   (36)
                                                ========                                         ========

Per share data:
      Net income (loss) per share                                                                $ (0.01)


      Average common shares outstanding                                                        2,793,550 Shares
                                                                                               =========




                   See notes to pro forma financial statements

                               I.C.H. CORPORATION

                        Pro Forma Statement of Operations

                    For the Three Months Ended March 31, 1996
                      (In thousands, except per share data)



                                                       Historical
                                                   ICH            Sybra                Pro forma Adjustments
                                               Corporation         Inc.              Debit        Credit       Pro forma
                                               -----------        -----              ------      ---------     ---------
Revenues and other income:
      Restaurant sales                             -            $ 27,552                                       $ 27,552
      Other                                        -                  34                       (E)  $  365          399
                                                                --------                            ------     --------

                                                                  27,586                               365       27,951
                                                                --------                            ------     --------

Costs & Expenses:
      Cost of sales                                -               7,424                                          7,424
      Restaurant expenses                          -              15,179     (A)     $  428                      15,607
      Depreciation and Amortization                -               1,510     (A)        338    (B)     278
                                                                             (B)        199                       1,769
      Estimated restaurant closing expenses        -                 300                                            300
      General and administrative                   -               1,608                       (D)     146        1,462
      Interest                                     -                 632     (A)        619    (C)     448
                                                                             (C)        918                       1,721
                                                                 -------     ---     ------         ------     --------

                                                                  26,653              2,502            872       28,283
                                                                 -------             ------         ------     --------

      Income (loss) before  taxes                  -                 933             (2,502)         1,237         (332)

Income tax (provision) benefit                     -                (347)                      (F)                  123
                                                                 --------                                      --------

      Net income (loss)                            -             $   586                                       $   (209)
                                                                 ========                                      ========

Per share data:
      Net income (loss) per share                                                                              $  (0.07)



      Average common shares outstanding                                                                       2,793,550  Shares


                   See notes to pro forma financial statements

                               I.C.H. CORPORATION

                        Pro Forma Statement of Operations

                    For the Three Months Ended March 31, 1997

                      (In thousands, except per share data)





                                                         Historical
                                                    ICH           Sybra                Pro forma Adjustments
                                                Corporation        Inc.           Debit        Credit       Pro forma
                                                -----------       -----           ------      ---------     ---------

Revenues and other income:
      Restaurant sales                                          $ 27,827                                     $ 27,827
      Other                                      $     41             36                    (E) $   289           366
                                                 --------       --------                        -------      --------

                                                       41         27,863                            289        28,193
                                                 --------       --------                        -------      --------

Costs and expenses:
      Cost of sales                                                7,822                                        7,822
      Restaurant expenses                                         15,617      (A) $   428                      16,045
      Depreciation and amortization                     1          1,446      (A)     338   (B)     399
                                                                              (B)     441                       1,827
      Estimated restaurant closing expenses                                                                       -
      General and administrative                      196          1,654                    (D)     278         1,572
      Interest                                                       468      (A)     619   (C)     448
                                                                              (C)     918                       1,557
                                                 --------       --------          -------       -------      --------

                                                      197         27,007            2,744         1,125        28,823
                                                 --------       --------          -------       -------      --------

      Income (loss) before income taxes              (156)           856           (2,744)        1,414          (630)

Income tax (provision) benefit                         54           (333)                   (F)                   233
                                                 --------       --------                                      -------

      Net income (loss)                          $   (102)      $    523                                     $   (397)
                                                 ========       ========                                     ========

Per share data:
      Net income (loss) per share                                                                            $  (0.14)



      Average common shares outstanding                                                                      2,793,550  Shares
                                                                                                             =========





                   See notes to pro forma financial statements

I.C.H CORPORATION NOTES TO PROFORMA FINANCIAL STATEMENTS

General

I.C.H. Corporation, referred to as Reorganized I.C.H. Corporation (the "Company"), is the successor to I.C.H. Corporation (the "Predecessor Company") who together with three of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court") on October 10, 1995. The Company's Joint Plan of Reorganization was confirmed on February 7, 1997 and became effective on February 19, 1997, the Reorganization Date.

The Company adopted "fresh start" reporting at the Reorganization Date since the holders of existing voting shares immediately before filing and confirmation of the Reorganization Plan received less than 50% of the voting shares of the emerging entity and the reorganization value was estimated to be less than postpetition liabilities and allowed claims. As the Company had no significant business operations, management did not anticipate future earnings in determining reorganization value.

The Company's principal activities since the Reorganization Date have been devoted to (1) the acquisition of Sybra, Inc., (2) a review of the operations of its real estate property, Perry Park, located in Owen County, Kentucky and (3) an evaluation of the alternatives available with respect to BML, a property and casualty insurer licensed in all fifty states.

BML was sold to Lone Star Liquidating Trust (the "Trust") which was created as a vehicle to liquidate and distribute assets owned by the Predecessor Company to the claimants.

The operations of the real estate development are seasonal in nature (April to October when golf and restaurant revenues are the highest) and are expected to approximate break-even for 1997. These operations are not expected to be material to the Company's future operations.

The Company's principal focus, after emerging from bankruptcy, will be the management and the operation of its recent acquisition, Sybra, Inc. Sybra is the second largest Arby's franchisee in the United States and currently operates 148 restaurants clustered in four regions.

On April 30, 1997 the Company closed its previously announced agreement of February 7, 1997 to acquire all of the outstanding capital stock of Sybra, Inc., a Michigan corporation ("Sybra"). The aggregate purchase price was approximately $37.7 million (including the repayment of $23.7 million of Sybra indebtedness) with an additional $2 million contingent payment obligation due within two years if certain leasing arrangements are finalized. Concurrently with such acquisition, Sybra entered into a sale/lease-back transaction on 61 of its restaurants sites with U.S. Restaurant Properties Operating L.P. See Notes to Pro Forma Financial Statements-Balance sheet and Statement of Operations for a more complete description of the Sybra acquisition and related transactions.

The Company funded the acquisition through the use of approximately $2.0 million of its available cash resources, $5.0 million of the proceeds received from the sale of BML to the Trust, and a $35 million fixed-rate term loan from Atherton Capital, Incorporated. The loan matures in approximately 12 years, bearing interest at a rate of 10.63% per annum and is guaranteed by the Company.

The loan agreement contains certain affirmative, negative and financial covenants, including without limitation, (1) a fixed charge coverage ratio of 1.30: 1.00, as defined, (2) a restriction on borrower distributions or dividends unless the fixed charge coverage ratio is at least 1.30: 1.00 after giving account of such dividend or distribution, and (3) a prohibition against additional debt being incurred by Sybra in excess of $1 million per year, during the first two (2) years without lender approval, except for capital leases and debt secured by purchase money security interests, without the lenders prior written consent.

The unaudited pro forma balance sheet reflects allocation of the purchase price to assets acquired and liabilities assumed as if the transaction occurred on March 31, 1997. In management's opinion, the unaudited pro forma results of operations for the year ended December 28, 1996 and the three months ended March 31, 1996 and 1997 assume that the acquisition occurred at the beginning of 1996 and recognize the effects directly attributable to the acquisition transaction and expected to have continuing impact. However, such pro forma results of operations do not purport to represent what actual results would have been had the acquisition actually occurred at the beginning of 1996, nor do they purport to be indicative of future operations under the ownership and management of the Company.

The pro forma financial statements reflect the preliminary allocation of purchase price as the purchase price allocation has not been finalized.

The pro forma results of operations exclude certain restructuring and other charges of a nonrecurring nature aggregating $2,486,000 which will be included in income for 1997. Principal items include realignment and severance costs for the Company's workforce, financing costs of unsuccessful attempts to achieve a more favorable debt structure and other nonrecurring costs with respect to the acquisition and restructuring.

Balance Sheet (dollars in thousands)


1. The details of the pro forma adjustments are as follows:

    a) Cash                                                Debit     Credit
       ----
        Repurchase shares (2)                                       $    105
        Sale of BML (3)                                 $  5,000
        Investment in Sybra (4)                                        6,900
        Additional borrowing (5)                           2,457
        Sale and leaseback (6)                            44,279           8
        Atherton borrowing (7)                            35,000         838
        Payments to previous  (8)                                     75,151
              owner of Sybra
        Purchase accounting adjustments (10)                           1,028
                                                        --------    --------
                                                        $ 86,736    $ 84,030

    b) Retained earnings
        Atherton borrowing (7)                          $    838
        Payments to previous   (8)                        51,379         507
              owner of Sybra
        Purchase accounting adjustments (10)               1,648      39,964
             and restructuring charges                  --------    --------
                                                        $ 53,865    $ 40,471


    c) Paid in Capital
        Repurchase and issuance (2)                     $    133    $
              of I.C.H. stock
        Purchase accounting adjustment, (10)
           Eliminate I.C.H. investment                    21,398
                                                        --------    --------
                                                        $ 21,531    $   -

2. To reflect the repurchase of Preferred and Common stock of Predecessor by I.C.H. Corporation for $105 and the issuance of 2,793,550 shares of the Company's common stock.

3. Record the sale of BML for $5,000.

4. Record I.C.H.'s cash payment in connection with the acquisition of Sybra, Inc.

5. Additional Sybra borrowings pursuant to its stock purchase agreement.

6. Sale and leaseback of 61 properties from U.S.R.P. for $44,279 cash and recording of capital lease assets and obligation, and deferred gain of $11,260.

7. Record Atherton borrowing.

8. To record Sybra's settlement of its intercompany accounts of $23,772 and its payment of $51,379 (excluding $6,900) to the previous owner of Sybra, Inc.

9. Reflect current maturities of capital leases and Atherton borrowing.

10. Eliminate I.C.H. investment in Sybra, reflect purchase accounting adjustments and record financing costs.


Statement of Operations (dollars in thousands)

A. To record rental payments, amortization and interest expense in connection with lease of 61 restaurant sites with U. S. Restaurant Properties Operating L.P. Amortization is computed on a straight line basis over twenty years.

B. To eliminate historical depreciation and amortization, associated with 61 restaurant sites sold and leased back and to record amortization of franchise fees, financing costs and goodwill relating to the purchase of Sybra, Inc. by I.C.H. Corporation. Franchise fees are amortized over twenty years, financing costs over the term of the loan using a method that approximates the interest method and goodwill on a straight line basis over fifteen years.

C. To reflect interest expense on the Atherton term loan agreement (See notes to Pro Forma Financial statements - General) and elimination of interest expense on previous intercompany debt.

D. To eliminate intercompany fee and stock option adjustment.

E. To eliminate prior deferred gain.

F. The provision/benefit for taxes is computed at an estimated effective rate of 37%.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to the signed on its behalf by the undersigned hereunto duly authorized.


                                             I.C.H. CORPORATION



                                             By: s/ James R. Arabia
                                                 ----------------------
                                                 Name:  James R. Arabia
                                                 Title: Chairman and
                                                        Chief Executive Officer




Date:  July 9, 1997